                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                MARK VII, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                MARK VII, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 16, 1997


TO ALL SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Mark VII, Inc., a Delaware corporation (the "Company"), will be held on Friday, the 16th day of May, 1997, at 10:00 a.m., local time, at the Peabody Hotel, 149 Union Avenue, Memphis, Tennessee, for the following purposes:

     (1) To elect two Class I Directors for a term expiring in 2000 or until their successors are duly elected and qualified; and

     (2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 31, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only holders of record on such date will be entitled to vote at the Annual Meeting. A copy of the Proxy Statement relating to the Annual Meeting, a Form of Proxy and the Company's 1996 Annual Report to Shareholders accompany this Notice.


                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ James T. Graves
                                       --------------------------
                                       James T. Graves
                                       Secretary

April 11, 1997


                        IMPORTANT-YOUR PROXY IS ENCLOSED


     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                MARK VII, INC.

                       965 Ridge Lake Boulevard, Suite 103
                            Memphis, Tennessee 38120

                             ----------------------
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 16, 1997
                             ----------------------

                                 PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Mark VII, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of shareholders (the "Annual Meeting") to be held on Friday, the 16th day of May, 1997, at 10:00 a.m., local time, at the Peabody Hotel, 149 Union Avenue, Memphis, Tennessee, or any adjournment or postponement thereof. Shares represented by duly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting. If a shareholder specifies a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted in accordance with such directions. If no choice is specified, shares will be voted "FOR" the nominees listed on the proxy and in this Proxy Statement. Any person giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company at any time prior to its use or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of such proxy).

     This Proxy Statement and the accompanying form of proxy are being mailed or given to shareholders on or about April 11, 1997. The Company will bear all of the costs of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the form of proxy and any additional information furnished to shareholders. In addition to the use of the mails, proxies may be solicited by personal contact, telephone or telegraph by officers or representatives of the Company and the Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting material to beneficial owners. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services.

     Only shareholders of record at the close of business on March 31, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 4,636,122 shares of common stock, par value $.10 per share, issued and outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter brought to a vote. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions will be counted in determining whether a quorum has been reached. The affirmative vote of the holders of a plurality of the votes cast, in person or by properly executed proxy and entitled to vote at the Annual Meeting, provided a quorum is constituted, is required for election of directors. The Company has been advised by the National Association of Securities Dealers, Inc. (the "NASD") that the election of directors is considered a "routine" item upon which broker-dealers holding shares in street name for their customers may vote, in their discretion, on behalf of any customers who do not furnish voting instructions within ten days of the date these proxy materials are sent to such customers.

     Management does not know of any matters, other than those referred to in the accompanying Notice of Annual Meeting, which are to come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the accompanying form of proxy, or their substitutes, will vote in accordance with their judgment of the best interests of the Company on such matters.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth with respect to the common stock as of April 4, 1997 (unless otherwise indicated): (i) the only persons known to be beneficial owners of more than five percent of the common stock; (ii) shares beneficially owned by all directors and nominees for election as a director of the Company; (iii) shares beneficially owned by the persons named in the Summary Compensation Table in this Proxy Statement; and (iv) shares beneficially owned by all directors and executive officers as a group. Beneficial ownership is direct, and the holders have sole investment power and sole voting power, unless otherwise indicated.

                                                       Number of
                                                       Shares and
                                                       Nature of
                                                       Beneficial         Percent
Name and Address of Beneficial Owners (1)              Ownership          of Class
-------------------------------------                  ---------          --------
Warburg, Pincus Counsellors, Inc.
  466 Lexington Avenue
  New York, NY 10017                                    958,200  (2)        20.7%
RCM Capital Management, L.L.C.
RCM Limited L.P.
RCM General Corporation
  Four Embarcadero Center, Suite 2900
  San Francisco, California  94111                      603,500  (3)        13.0%
R.C. Matney                                             503,190  (4)        10.6%
The Northwestern Mutual Life
  Insurance Company
  720 East Wisconsin Avenue
  Milwaukee, WI  53202                                  436,300  (5)         9.4%
FMR Corp.
  82 Devonshire Street
  Boston, MA 02109                                      328,800  (6)         7.1%
Wellington Management Company, L.L.P.
  75 State Street
  Boston, MA 02109                                      283,000  (7)         6.1%
Founders Asset Management, Inc.
  2930 East, 3rd Avenue
  Denver, CO  80206                                     243,550  (8)         5.3%
Dimensional Fund Advisors Inc.
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401                        241,700  (9)         5.2%
James T. Graves                                          65,300 (10)         1.4%
David H. Wedaman                                         53,871 (11)         1.2%
William E. Greenwood                                      8,100 (12)          .2%
Dr. Jay U. Sterling                                       8,100 (12)          .2%
Robert E. Liss                                            7,786 (13)          .2%
Michael J. Musacchio                                      6,067 (14)          .1%
Thomas J. Fitzgerald                                      5,025 (15)          .1%
Douglass Wm. List                                         2,880 (16)          .1%
All Executive Officers and Directors as a Group         691,569 (17)        14.1%
  (11 persons)

(1)  Unless otherwise indicated, the address is the Company's principal office.

(2) Warburg, Pincus Counsellors, Inc. ("Warburg"), a registered investment adviser, is deemed to have beneficial ownership of 958,200 shares as of December 31, 1996, which are owned by numerous investment advisory clients. Warburg has sole voting power with regard to 722,400 shares, sole investment power with regard to 955,200 shares and shared voting power with regard to 67,800 shares. The information as to the beneficial ownership of Warburg was obtained from the Schedule 13G filed by that company.

(3) RCM Capital Management, L.L.C. ("RCM Capital") is a registered investment adviser, RCM Limited L.P. ("RCM Limited") is the general partner of RCM Capital and RCM General Corporation ("RCM General") is the general partner of RCM Limited. RCM Limited and RCM General are deemed to have beneficial ownership of securities managed by RCM Capital. As of December 31, 1996, RCM Capital, RCM Limited and RCM General have sole voting power with regard to 516,500 shares and sole investment power with regard to 593,500 shares. The information as to the beneficial ownership of RCM Capital, RCM Limited and RCM General was obtained from the Schedule 13G filed by those companies.

(4) Includes 335,430 shares owned indirectly through Mr. Matney's living trust, 45,260 shares owned indirectly through Mr. Matney's individual retirement account, 108,216 shares issuable pursuant to non-qualified stock options granted under the Company's 1992 Non-Qualified Stock Option Plan (the "NQSO Plan") and 14,284 shares issuable pursuant to incentive stock options granted under the Company's 1986 Incentive Stock Option Plan (the "ISO Plan").

(5) The Northwestern Mutual Life Insurance Company ("Northwestern"), an insurance company, is deemed to have beneficial ownership of 436,300 shares as of December 31, 1996. Northwestern has sole voting power with regard to 341,100 shares, shared voting power with regard to 95,200 shares and sole investment power with regard to 341,100 shares. The information as to the beneficial ownership of Northwestern was obtained from the Schedule 13G filed by that company.

(6) FMR Corp. ("FMR") is deemed to have beneficial ownership of 328,800 shares as of December 31, 1996. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 156,000 shares and Fidelity Management Trust Company, a wholly-owned subsidiary of FMR and a bank as defined in
     Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 172,800 shares. FMR has sole voting power with regard to 172,800 shares and sole investment power with regard to 328,800 shares. The information as to the beneficial ownership of FMR was obtained from the
     Schedule 13G filed by that company.

(7) Wellington Management Company ("Wellington"), a registered investment adviser, is deemed to have beneficial ownership of 283,000 shares as of December 31, 1996, which are owned by numerous investment advisory clients. Wellington has shared voting power with regard to 181,000 shares and shared investment power with regard to 283,000 shares. The information as to the beneficial ownership of Wellington was obtained from the Schedule 13G filed by that company.

(8) Founders Asset Management, Inc. ("Founders"), a registered investment adviser, is deemed to have beneficial ownership of 243,550 shares as of December 31, 1996, which are owned by numerous investment advisory clients. Founders has sole voting power with regard to 243,550 shares and sole investment power with regard to 243,550 shares. The information as to the beneficial ownership of Founders was obtained from the Schedule 13G filed by that company.

(9) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser, is deemed to have beneficial ownership of 241,700 shares as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The information as to the beneficial ownership of Dimensional was obtained from the Schedule 13G filed by that company.

(10) Includes 5,300 shares held in Mr. Graves' individual retirement account and 60,000 shares issuable pursuant to non-qualified stock options granted under the NQSO Plan.

(11) Includes 8,500 shares held directly by Mr. Wedaman, 36,000 shares issuable pursuant to incentive stock options granted under the ISO Plan, 8,000 shares issuable pursuant to non-qualified stock options granted under the 1995 Omnibus Stock Incentive Plan, as amended (the "1995 Plan"), and 1,371 shares allocated to the Mark VII, Inc. Savings and Investment Plan (the "SIP Plan") account of Mr. Wedaman. Mr. Wedaman has sole investment power and shared voting power with respect to the shares allocated to his SIP Plan account.

(12) Includes 1,100 shares owned directly, 5,000 shares issuable pursuant to non-qualified stock options granted under the NQSO Plan and 2,000 shares issuable pursuant to non-qualified stock options granted under the 1995 plan.

(13) Includes 3,750 shares owned directly, 2,800 shares owned indirectly through Mr. Liss's individual retirement account, 100 shares owned jointly with Mr. Liss's wife and 1,136 shares owned indirectly through Mr. Liss's wife's individual retirement account.

(14) Includes 1,600 shares owned directly and 4,467 shares owned jointly with Mr. Musacchio's wife.

(15) Includes 1,025 shares owned directly and 4,000 shares issuable pursuant to non-qualified stock options granted under the 1995 Plan.

(16) Includes 880 shares owned directly and 2,000 shares owned indirectly through Mr. List's individual retirement account.

(17) Includes 61,426 shares issuable pursuant to incentive stock options granted under the ISO Plan, 198,324 shares issuable pursuant to non-qualified stock options granted under the NQSO Plan and 16,000 shares issuable pursuant to non-qualified stock options granted under the 1995 Plan.


                              ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of seven members and is divided into three classes with three-year staggered terms. Two nominees (the "Class I Directors") are to be elected at this Annual Meeting to serve for a term of three years and until their successors are elected and qualified. The nominees for election as Class I Directors are James T. Graves and Thomas J. Fitzgerald. The remaining five Directors will continue to serve as set forth below, with two Directors (the "Class II Directors") having terms expiring at the 1998 annual meeting of shareholders and three Directors (the "Class III Directors") having terms expiring at the 1999 annual meeting of shareholders. Each of the nominees for election as Class I Directors is now a Director of the Company and has agreed to serve if elected. The shares represented by the enclosed proxy will be voted, unless otherwise indicated, for the election of the nominees for Class I Directors. In the unanticipated event that either or both of the nominees for director should become unavailable, the Board of Directors, at its discretion, may designate substitute nominees, in which event such shares will be voted for such substitute nominees.

     MANAGEMENT RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR NAMED BELOW.

                 NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR
              A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING


                           Director                           Principal Occupation for
     Director               Since       Age                Last Five Years and Directorships
-------------------------  --------     ---                ---------------------------------
James T. Graves              1987       62     Secretary of the Company since May 1992, General Counsel of the
                                               Company since March 1993 and Vice Chairman since May 1993.
                                               President of Missouri-Nebraska Express, Inc. ("Mo-Neb"),  a
                                               subsidiary of the Company, from September 1991 to May 1993.


Thomas J. Fitzgerald (1)     1995       55     Mr. Fitzgerald has a law and transportation consulting practice based in Lake Forest, Illinois, in which he has been engaged since
                                               1990. In that capacity he has counseled transportation companies, purchasers of transportation and government agencies on a variety of projects, including logistics, marketing, strategic positioning and acquisitions.

                     CLASS II DIRECTORS CONTINUING IN OFFICE
                  WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING


                           Director                           Principal Occupation for
     Director               Since       Age                Last Five Years and Directorships
-------------------------  --------     ---                ---------------------------------
David H. Wedaman             1994       39     Executive Vice President of the Company since May 1991 and Chief
                                               Operating Officer, Assistant Secretary and Assistant Treasurer of
                                               the Company since September 1994. President, Chief Operating
                                               Officer and Assistant Secretary of Mark VII Transportation Company,
                                               Inc. ("Mark VII"), the Company's principal operating subsidiary, since February 1993. From March 1991 to February 1993, he was
                                               Executive Vice President of Mark VII.

Dr. Jay U. Sterling (1)(2)   1995       63     Dr. Sterling has been an Associate Professor of Marketing and
                                               Logistics at the University of Alabama, Tuscaloosa since 1984. Dr.
                                               Sterling has a Doctor of Philosophy ("Ph.D.") degree in marketing and logistics from Michigan State University. In addition to his teaching responsibilities, he has performed research and written extensively in the areas of transportation, distribution and logistics management and has also consulted extensively in the areas of transportation and logistics management.  Prior to obtaining his Ph.D., Dr. Sterling spent 25 years in industry with
                                               Whirlpool Corporation and The Limited in various logistics related positions.


                   CLASS III DIRECTORS CONTINUING IN OFFICE
                  WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING


                           Director                           Principal Occupation for
     Director               Since       Age                Last Five Years and Directorships
-------------------------  --------     ---                ---------------------------------
R. C. Matney                 1989       59     Chairman of the Board of the Company since February 1992 and
                                               President and Chief Executive Officer of the Company since July
                                               1994. From May 1991 until February 1992, Mr. Matney was President of the Company. Since July 1987, Mr. Matney has also been Chairman of the Board and Chief Executive Officer of Mark VII. From July
                                               1987 to February 1993, he was also President of Mark VII.

Douglass Wm. List (1)(2)     1993       41     Since January 1988, Mr. List has been President of List & Company,
                                               Inc., a management consulting firm in Baltimore, Maryland.
                                               Mr. List has also been President, since 1992, of Railway
                                               Engineering Associates, a firm involved in developing railroad technology. From 1988 to 1992, he was Vice President and General
                                               Manager of Railway Engineering Associates. Since January 1997, Mr.
                                               List has also been President of Moorgate, Inc., an investment adviser. Mr. List is a director of Harmon Industries, Inc., a publicly held company headquartered in Blue Springs, Missouri.
                                               Harmon Industries, Inc. is a supplier of communication and safety-related equipment for railroads worldwide.


William E. Greenwood (2)     1994       58     Mr. Greenwood is currently a self-employed consultant. He served with the Burlington Northern Railroad Company, the largest railroad in the United States and the principal subsidiary of Burlington
                                               Northern Inc., a publicly held company headquartered in Fort Worth,
                                               Texas, in various capacities from 1963 to 1994, serving as Chief
                                               Operating Officer from 1990 to 1994. Mr. Greenwood is a director of AmeriTruck Distribution Corporation, a large specialized trucking company located in Fort Worth, Texas that is privately held and is a SEC registrant due to its public debt securities. He is a director of Transport Dynamics, Inc., a privately held logistics software development and service company located in
                                               Princeton, New Jersey. He is a director of Box Energy Corporation, located in Dallas, Texas, a publicly held, independent exploration and production company primarily engaged in the exploration for, and the development and production of oil and natural gas.


--------------------------

(1)  Member of the Audit Committee.
(2)  Member of the Compensation/Stock Option Committee.


THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Board of Directors held five meetings and acted by unanimous written consent on nine separate occasions during 1996.

     The Audit Committee consists of Dr. Jay U. Sterling (Chairman of the committee), Thomas J. Fitzgerald and Douglass Wm. List. The functions of the Audit Committee are to review significant financial information of the Company, ascertain the existence of an effective accounting and internal control system, oversee the audit function and recommend the appointment of independent auditors for the Company. The Audit Committee held five meetings in 1996. A representative of the Company's independent auditors was present at those meetings, as well as at all of the regular Board meetings.

     The Compensation/Stock Option Committee consists of Douglass Wm. List (Chairman of the committee), William E. Greenwood and Dr. Jay U. Sterling. The Compensation/Stock Option Committee reviews salaries and bonuses of executive officers and administers employee bonus plans, including grants of stock options under the 1995 Plan, and other Company compensation programs. The Compensation/Stock Option Committee held five meetings in 1996.

     The Company does not have a standing nominating committee.

     All directors attended at least 75% of the total number of meetings held in 1996 of the Board and committees on which they served.

DIRECTORS' FEES AND RELATED INFORMATION

     Non-employee directors are compensated as follows: (i) a $500 per month retainer, with an additional $250 per month for the chairman of each of the Compensation/Stock Option Committee and the Audit Committee, (ii) meeting fees of $1,500, $750 and $500 for each Board, committee and telephonic Board meeting attended, respectively, (iii) an annual grant of options to purchase 2,000 shares of common stock pursuant to the 1995 Plan, which options are immediately exercisable and expire three years from the date of grant, (iv) grants of 200 shares of common stock each quarter pursuant to the 1995 Plan and (v) standard per diem rate of $1,500 per day spent on Company affairs which are outside of normal director duties. In addition, the Company requires that each director maintain a minimum shareholding in Company common stock of 350 shares for each year of service as a director.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

      NAME               AGE                                  POSITION
------------------       ---        -------------------------------------------------------------
R. C. Matney             59         Chairman of the Board, President and Chief Executive Officer.

James T. Graves          62         Vice Chairman of the Board, General Counsel and Secretary.

David H. Wedaman         39         Executive Vice President, Chief Operating Officer,  Assistant  Secretary and
                                      Assistant Treasurer; and President of Mark VII.

Philip L. Dunavant       32         Chief Financial Officer, Vice President of Finance, Treasurer and Assistant
                                      Secretary since November 1996. Vice President of Finance, Assistant
                                      Secretary and Assistant Treasurer from January 1995 to November 1996.
                                      From May 1993 to January 1995, he was Assistant Vice President, and from
                                      May 1989 to May 1993, he was Controller, of Mark VII.

J. Michael Head          43         Executive Vice President of the Company and President of the Risk Management
                                      Division since July 1994. Chief Financial Officer, Treasurer and Assistant
                                      Secretary of the Company from July 1994 to November 1996. President of the
                                      Company from February 1992 to July 1994 and Chief Executive Officer of the
                                      Company from November 1988 to July 1994.

Robert E. Liss           45         President/Special Services Division of Mark VII since January 1995; from May
                                      1993 to January 1995, he was Vice President/Special Services Division of
                                      Mark VII; from December 1992 to May 1993, he was Vice President of Mark
                                      VII; from January 1989 to December 1992, he was Vice President-Intermodal
                                      with C. H. Robinson Company, a third party agent specializing in freight and produce brokerage.

Michael J. Musacchio     45         President/Logistics Services Division of Mark VII since January 1995; from May
                                      1993 to January 1995, he was Executive Vice President/Logistics Services
                                      Division of Mark VII from December 1992 to May 1993, he was Vice President of Mark VII; from August 1992 to December 1992, he was an agent with Mark
                                      VII; from  December  1988 to July 1992,  he was Vice  President of
                                      Transportation with C. H. Robinson Company.

     Executive officers will be elected annually by the Board of Directors and will serve until their successors are elected or until resignation or removal. There are no family relationships among any of the directors or executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the NASD. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were met.

                             EXECUTIVE COMPENSATION

     The following table summarizes, for each of the three fiscal years in the period ended December 28, 1996, the compensation awarded, paid to or earned by
(i) each person who served as the Chief Executive Officer (the "CEO") of the Company during 1996 and (ii) each of the four most highly compensated executive officers (other than the CEO) whose total annual salary and bonus exceeded $100,000 and who served as an executive officer of the Company or its subsidiaries as of December 28, 1996 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE


                                                                                      Long-Term
                                                                                     Compensation
                                                                           --------------------------------
                                                                           Securities
                                              Annual Compensation          Underlying
                                             ----------------------         Options/           All Other
Name and Principal Position          Year    Salary (1)     Bonus            SARs(#)        Compensation(3)
------------------------------       ----    ----------    --------        -----------      ---------------
R.C. Matney, Chairman of             1996    $ 239,507     $130,660                 -          $        -
  the Board, President and           1995      234,988      117,500                 -                   -
  Chief Executive Officer            1994      204,636      115,693           250,000                   -

David H. Wedaman, Executive          1996      203,365      150,000 (2)             -                 315
  Vice President, Chief Operating    1995      177,520       91,875 (2)        40,000                 305
  Officer and Director;              1994      135,111       96,250 (2)         7,500                 315
  President of Mark VII

Robert E. Liss, President            1996      127,412      513,450                 -                 951
  Special Services Division          1995      126,208      383,243                 -                 696
  of Mark VII                        1994      125,000      145,452                 -                   -

Michael J. Musacchio, President      1996      127,404      315,199                 -               1,000
  Logistics Services Division        1995      123,388      239,882                 -                   -
  of Mark VII                        1994      120,142       51,686                 -                   -

James T. Graves, Vice Chairman       1996      179,896       18,644                 -                   -
  of the Board, Secretary,           1995      175,569        3,356                 -                   -
  General Counsel and Director       1994      175,000            -                 -                 360


------------

(1)  Salary amounts included 53 weeks in 1996 and 52 weeks in 1995 and 1994.

(2) Includes performance bonuses of $150,000, $70,000 and $43,750 and cash payments pursuant to stock appreciation rights ("SARs") of $0, 21,875 and $52,500 in 1996, 1995 and 1994, respectively

(3) Includes a Company matching contribution to the SIP Plan (a defined contribution plan).

     The following table presents information for the last completed fiscal year relating to (i) exercises by the Named Executive Officers of stock options granted pursuant to the NQSO Plan, the ISO Plan and the 1995 Plan and (ii) holdings at December 28, 1996 by the Named Executive Officers of unexercised stock options granted pursuant to the NQSO Plan, the ISO Plan and the 1995 Plan, and SARs granted pursuant to the Company's Stock Appreciation Rights Program.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAREND OPTION/SAR VALUES


                                                  Number of Securities          Value of Unexercised
                                                 Underlying Unexercised             In-the Money
                     Shares                          Options/SARs at               Options/SARs at
                   Acquired On       Value           Fiscal Yearend                FiscalYearend (1)
     Name          Exercise(#)     Realized    Exercisable   Unexercisable    Exercisable  Unexercisable
----------------   -----------     --------    -----------   -------------    -----------  -------------
R.C. Matney           None           None        116,500         193,500       $1,970,625   $2,791,875

David H. Wedaman      None           None         44,000          43,500(2)       940,000      541,500

James T. Graves       None           None         60,000               -        1,200,000            -

(1)  Based on the yearend market price of $28.25.

(2) Includes 7,000 shares of common stock with respect to which SARs have been granted.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

     Each of the Named Executive Officers has an employment contract with the Company which could result in termination or resignation payments in excess of $100,000. A summary of the base salary and terms provided in the employment contracts follows:

      Name                    Base Salary           Expiration of Contract
--------------------          -----------           ----------------------
R.C. Matney                    $ 235,000               April 1, 2002
David H. Wedaman                 240,000               January 1, 2000
Robert E. Liss                   125,000               30 days' notice by either party(1)
Michael J. Musacchio             125,000               30 days' notice by either party(1)
James T. Graves                  175,000               July 31, 1997

(1)  Subject to the termination payments discussed below.

     Each of the contracts provides for payment of the contracted base salary and benefits after termination as follows:

     Event of Termination                           Pay Subsequent to Termination
     ----------------------------------------       -----------------------------
     Death or Disability                            One year
     Termination by Company, except for cause       Remainder of contract term (or one year if no specified term)

Under each of the contracts, the Company's obligation is reduced following an event of termination if the terminated executive becomes employed during the payment period. Mr. Wedaman may be terminated by the Company for failure to achieve in any given year 50% of the pretax profit projected in the Company's business plan for his business unit for such year, in which case he will receive his base salary and benefits for only one year following the date of termination. Each of Messrs. Liss and Musacchio may be terminated by the Company with no further payments for failure to achieve pretax profit (as defined in their respective agreements) of $250,000 in his business unit for any year. If either of Messrs. Liss or Musacchio is terminated following a year in which $250,000 of pretax profit was achieved, he will receive the greater of (i) three times his prior year's compensation or (ii) $1.4 million. In the event either of these two contracts is terminated because pretax profit of $250,000 was not attained but the respective business unit was profitable, the Company may extend for up to three years the confidentiality, non-compete and prohibition against solicitation of employees provisions of the respective agreements by continuing to pay the base salary and making advance annual payments of $300,000 for the first year, $300,000 for the second year and $50,000 for the third year to Mr. Liss and $250,000 for the first year, $200,000 for the second year and $200,000 for the third year to Mr. Musacchio. The Company may extend the confidentiality, non-compete and prohibition against solicitation of employees provisions for up to three years beyond the terms of the contracts of Messrs. Matney, Wedaman and Graves by continuing to pay all base salary, bonuses and benefits set forth under each of their respective contracts.



                     BOARD COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation/Stock Option Committee of the Board of Directors (the "Committee"), which is comprised of three non-employee directors.

     The objective of the Company's executive compensation program is to provide the compensation necessary to attract, motivate and retain dedicated and talented executives and to provide a link between the success of the Company's executives and its shareholders. The Committee believes that a significant portion of the compensation of the Company's executive officers should be tied to the performance of the Company and, where appropriate, to the performance of specific business units for which the executives are responsible. Thus, the program seeks to achieve these objectives through a combination of annual salaries, performance-based bonuses and stock options.

     The Committee reviews its executive compensation program continually to ensure that the Company's executive officers are being appropriately compensated in comparison to their respective responsibilities with the Company, the results of the Company's business operations and compensation paid to comparable executives at similar companies. The Committee considers several factors in its review of executive compensation, including: (i) compensation of executives holding comparable positions of responsibility at transportation services companies of similar size and type of operation as the Company, including, Fritz Companies, Inc., Air Express International Corporation, the Harper Group and Expeditors International of Washington, Inc. (the "Peer Group"); (ii) each executive's experience and performance history with the Company and with previous employers and his or her suitability for his or her present assignment;
(iii) each executive's past compensation arrangements with the Company; (iv) corporate performance; and (v) performance of business units for which the executive is responsible. The Committee generally does not consider the performance of the companies that comprise the Peer Group in establishing executive officers' base salary ranges, although, as noted below under "CEO Compensation", 50% of Mr. Matney's potential annual cash bonus is directly related to the Company's shareholder return as compared with the shareholder returns for the Peer Group. The Committee believes that the Company's executive officers' total compensation is competitive with the industry, although base salary ranges generally are below the industry median.

BASE SALARY

     The minimum base salary of each of the Company's executive officers is established in employment agreements between each such officer and the Company. The Committee reviews the base salaries of the Company's executives annually based on the factors described above and recommends adjustments where appropriate. Based on the Committee's review, no adjustments were made during 1996 to the base salaries of the executive officers other than scheduled increases included in their respective employment agreements. Under Mr. Wedaman's employment agreement which became effective January 1, 1997, his base salary was increased to $240,000 for 1997 from $200,000 in 1996.

ANNUAL BONUS

     The Committee establishes a bonus program for each executive officer that is designed to implement the Committee's compensation philosophy with respect to bonus payments. The bonus programs for executives who are in charge of particular business units are based on the profitability of their respective business units. In most circumstances, this program is set forth in the executive's employment agreement.

     Under Mr. Wedaman's employment agreement which expired on January 1, 1997, his bonus program for 1996 was based upon the pretax profit (computed on the basis of generally accepted accounting principles consistently applied) earned by his business unit as compared to the annual pretax profit budget of that unit. As reported in the Summary Compensation Table, a bonus of 75% of his January 1, 1996 level of base salary was paid to Mr. Wedaman based on exceeding the 1996 pretax profit budget for his business unit. Under his employment agreement which became effective January 1, 1997, Mr. Wedaman's bonus program will be based on the pretax profit earned by his business unit as compared to the pretax profit of the unit for the prior fiscal year. Mr. Wedaman's bonus will range from 30% of his base salary if the pretax profit of his business unit exceeds the pretax profit of the unit for the prior fiscal year by 110% up to 70% of his base salary if the pretax profit of his business unit exceeds the pretax profit of the unit for the prior fiscal year by 125%.

     Each of Messrs. Liss's and Musacchio's employment agreements provide for an annual bonus of 25% of pretax profit (computed on the basis of generally accepted accounting principles consistently applied and defined in the respective agreements) earned by his respective business unit, subject to specific reductions under certain circumstances.

STOCK OPTIONS/SARS

     The Committee has the discretion to grant awards of stock options or SARs to the Company's executive officers. The Committee has not established performance factors of general application for the grant of stock options or SAR awards, but instead makes such decisions based on specific issues. Based on its review of the executive compensation program, no stock options or SARs were granted in 1996 to the executive officers.

     In 1990, Mr. Wedaman was granted stock appreciation rights with respect to 7,000 shares of the Company's common stock. The stock appreciation rights provide for cash payments to holders of the rights for increases in the market prices of the Company's common stock as of April 1 of each year. The adjusted base price as of April 1, 1996 was unchanged from the base price of $17.25 per share at April 1, 1995. Therefore, no payment was made to Mr. Wedaman under this program in 1996. The base price is adjusted each April 1 if the market closing price on that date is greater than the previous base price.

     Under the terms of his employment contract which became effective January 1, 1997, Mr. Wedaman was granted options to purchase 20,000 shares of the Company's common stock pursuant to the 1995 Plan at an exercise price of $29.25 per share (the closing price of the Company's common stock on April 10, 1997, the date of grant of such options). These options vest over five years, beginning on April 10, 1998, and expire on April 9, 2007 if not exercised by such time.

CEO COMPENSATION

     As with all executive officers of the Company, the compensation of the CEO is reviewed by the Committee on a regular basis in comparison to compensation paid to executives holding comparable positions of responsibility, including those employed at Peer Group companies. The Committee considers the same factors when determining CEO compensation as it does when it sets compensation of the Company's other executive officers. Based on such review, Mr. Matney's base salary remained unchanged in 1996 and Mr. Matney was not granted any additional stock options.

     Pursuant to his employment agreement, as amended, Mr. Matney is paid two annual cash bonuses, neither of which is to exceed half of his base salary. The first bonus is an amount equal to his base salary multiplied by that percentage of his base salary by which consolidated income from continuing operations before income taxes exceeded $6,561,000. For 1996, that percentage was 52%, resulting in a 50% bonus to Mr. Matney. The base for this calculation is increased 25% each year. For any fiscal year during which a 25% increase in consolidated income from continuing operations before income tax is not attained, this bonus is not paid. The second bonus is an amount equal to his base salary multiplied by the percentage increase (if any) in the Company's stock price per share in excess of the increase in the stock price per share of the Peer Group measured from July 1 to June 30. Thus, approximately 50% of Mr. Matney's potential bonus is directly related to the Company's shareholder return as compared with the shareholder returns of the Peer Group. For 1996, this second bonus computation resulted in a bonus of $13,160 for Mr. Matney. Effective January 1, 1997, in addition to the two bonuses paid pursuant to his employment agreement as described above, Mr. Matney will receive an additional bonus, payable monthly, that is directly linked to the ability of shareholders to realize the value of their investment in the Company on a current basis. This additional bonus is an amount equal to 200 times the average fair market value of the Company's common stock during the month for which the bonus is paid.

     The Committee has not yet adopted a policy with respect to the $1,000,000 limitation of deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, since current compensation levels fall well below that amount.

  Douglass Wm. List       William E. Greenwood       Jay U. Sterling, Ph.D.


                         REPORT OF AUDIT COMMITTEE CHAIR

     The Audit Committee is comprised of three independent directors who are not officers or employees of the Company. The Audit Committee oversees the Company's financial reporting practices and internal controls to ensure that their quality, integrity and objectivity are sufficient to protect shareholder assets. This task is accomplished by meeting with the Company's independent public accountants, management and internal auditors to assure that all are carrying out their respective responsibilities, and to review pending litigation and financial reporting matters. The Audit Committee is also responsible for recommending the selection of the Company's independent auditors to the Board of Directors and the outsourcing of internal audit activities. Both the independent and internal auditors have unrestricted access to the audit committee, with or without management being present.

Jay U. Sterling, Ph.D.

                                PERFORMANCE GRAPH



     The following chart compares cumulative total stockholder returns, assuming the investment of $100 on December 31, 1991: (i) in the Company's common stock;
(ii) in the Nasdaq Stock Market-U.S. Index; and (iii) in the Nasdaq Trucking and Transportation Index. Total return assumes reinvestment of dividends for the indexes. The Company has never paid dividends on its common stock and has no plans to do so.






              MARK VII, INC.    NASDAQ STOCK MARKETS-US      NASDAQ TRUCKING & TRANSPORTATION
              --------------    -----------------------      --------------------------------
     12/91         100                     100                             100
     12/92         107                     116                             122
     12/93         168                     134                             149
     12/94         161                     131                             135
     12/95         221                     185                             157
     12/96         396                     227                             173












     The Company will provide to shareholders, without charge, a list of the component companies in the Nasdaq Trucking and Transportation Index. Requests for the list should be addressed to Mark VII, Inc., 965 Ridge Lake Boulevard, Suite 103, Memphis, Tennessee, Attention: Carol Clement, Manager of Financial Reporting.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Transactions with affiliates of the Company have been and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, the Board has adopted a formal policy of not entering into transactions with officers or affiliates of the Company unless the Board makes a specific finding that not to enter into such transaction would be contrary to the best interests of the Company and its public shareholders. Any such transactions, including loans, with officers or affiliates and/or shareholders of the Company require the approval of a majority of the disinterested directors.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     For the Company's 1996 fiscal year, Arthur Andersen LLP audited the consolidated financial statements of the Company, including reports to the SEC and others. It is anticipated that representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions by shareholders.

     Company management and the Audit Committee of the Board of Directors will make their recommendation with respect to the method of selection and/or retention of an independent public accounting firm for the year 1997 at a meeting of the Board of Directors subsequent to the Annual Meeting of Shareholders.


                             SHAREHOLDER PROPOSALS

     In the event any shareholder intends to present a proposal at the Annual Meeting of Shareholders to be held in 1998, such proposal must be received by the Company, in writing, on or before December 10, 1997, to be considered for inclusion in the Company's next voting Proxy and Proxy Statement.


                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ James T. Graves
                                       ----------------------------
                                       James T. Graves
                                       Secretary



April 11, 1997

                                                                    Appendix A

                                MARK VII, INC.                           PROXY

                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 16, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints R. C. Matney, James T. Graves and David H. Wedaman, jointly and individually, as Proxies, each with full power of substitution and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Mark VII, Inc. which the undersigned would be entitled to vote, as designated on the reverse side, if personally present at the Annual Meeting of Shareholders to be held on May 16, 1997, or at any adjournment or postponement thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



A [X] Please mark your votes as in this example.

1. ELECTION OF DIRECTORS

  [ ] FOR ALL NOMINEES LISTED BELOW (except as mentioned to the contrary below)

  [ ] WITHOUT AUTHORITY to vote for all (nominees listed below)

NOMINEES:  James T. Graves, Thomas J. Fitzgerald

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR.

NOTE: (Please sign exactly as name appears on stock certificates. Where stock is registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.)

                                      Date_________________________,1997

                                      _________________________________
                                      Signature

                                      _________________________________
                                      (signature if held jointly)

Please date, sign and return this Proxy card by mail. Postage prepaid.